Exhibit 4.7
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                               Amendment Number 7
                                       to
                        PCS U.S. Employees' Savings Plan

         WHEREAS, PCS Administration (USA), Inc. (the "Sponsor") maintains the PCS U.S. Employees' Savings Plan (the "Plan"), a qualified defined contribution plan pursuant to section 401(a) of the Internal Revenue Code of 1986; and

         WHEREAS, the Sponsor desires to amend the Plan to add employer matching and performance contributions under the Plan and to include an automatic enrollment feature in the Plan; and

         WHEREAS, pursuant to Section 12.3 of the Plan, the Sponsor may amend the Plan at any time, and has authorized its officers to execute this amendment to the Plan;

         NOW THEREFORE, BE IT RESOLVED, that effective August 1, 2004 (except as otherwise noted) the Plan is amended as follows:

1. Section 3.1(b) of the Plan is hereby amended by deleting that section in its entirety and adding a new Section 3.1(b), such new section to read as follows:

         "(b) Entry Date and Active Participation/Automatic Enrollment. An Eligible Employee who has submitted a completed enrollment form with a Compensation Reduction Agreement or a Payroll Deduction Agreement shall become an Active Participant on the first day of the first payroll period following the processing of such form and agreement by the Committee.

         An Eligible Employee who fails to submit a completed enrollment form indicating either: (i) his or her level of participation, or (ii) that he or she does not wish to participate in the Plan will be automatically enrolled and will be deemed to have completed a Compensation Reduction Agreement at the level specified in Section 4.1(c). Such Eligible Employees shall become Active Participants on the first day of the first payroll period following the date on which they become an Eligible Employee or as soon thereafter as practicable, or on such later date specified by the Committee."

2. Sections 4.1(a) and 4.1(b) of the Plan are hereby amended by changing the words "five percent" to "six percent" each time they appear in those sections, such that the Matching Limit shall be increased to six percent of the Participant's Compensation.

3. Section 4.1 of the Plan is hereby amended by deleting the provisions of
Section 4.1(c) of the Plan (as previously added by Amendment 6 to the Plan) and adding a new Section 4.1(c), such new section to read as follows:

         "(c) Matched Before-Tax Contributions and Account for Participants Automatically Enrolled. An Eligible Employee automatically enrolled in the Plan as an Active Participant pursuant to Section 3.1(b) shall be deemed to have completed a Compensation Reduction Agreement and shall have his or her Compensation reduced by two percent while an Active Participant. The Employer shall contribute to the Plan on behalf of the Participant an amount equal to 100 percent of the amount of the reduction in Compensation pursuant to this paragraph. The contribution shall be made as soon as administratively practicable but not later than 15 business days after the end of the calendar month (or such other date permitted by law or regulation) such amounts would otherwise have been payable to the Participant in cash in the absence of the deemed Compensation Reduction Agreement. The contribution shall be credited to the Participant's Matched Before-Tax Contributions Account."

4. The Plan is hereby amended by adding a new Section 4.5 to the Plan, which was previously reserved for future use. Section 4.5 of the Plan shall now read as follows:

         "4.5  Employer Contributions and Accounts

                (a) Employer Matching Contributions and Account. Subject to the limitations of this Article, the Employer shall contribute an amount on behalf of each Active Participant equal to Fifty Percent (50%) of the Employee's Before-Tax and After-Tax Contributions for each payroll period but such Employer Matching Contribution may not exceed six percent (6%) of the Employee's Compensation while an Active Participant during the Plan Year. Effective January 1, 2004, Employer Matching Contributions will not be made with respect to catch-up contributions made pursuant to Section 414(v) of the Code.

                The Employer Matching Contributions shall be credited to the Participant's Employer Matching Contributions Account and shall be paid to the Trustee monthly to the extent practicable, but in no event later than the earlier of:

                (i) the time required for the filing of the Employer's federal income tax return for its fiscal year in which the applicable Plan Year ends,

                (ii) 12 months after the close of the Plan Year, or

                (iii) for Employer Matching Contributions relating to Before-Tax or After-Tax Employee Contributions made after May 1, 2000, the last day of the calendar quarter that follows the calendar quarter in which such Employee Contributions were made.

                (b) Employer Performance Contributions and Account. The Employer shall make an Employer Performance Contribution to the Plan on behalf of all Eligible Employees for each year that certain performance goals are met by the Sponsor and Affiliated Companies adopting the Plan, but such Employer Performance Contribution shall not exceed three percent (3%) of each Employee's Compensation while an Active Participant during the Plan Year. The performance goals and the related performance contribution percentage shall be set by the Board of Directors of the Sponsor or its delegates prior to the beginning of each Plan Year. Any Employer Performance Contribution shall be allocated pro rata among the accounts of Eligible Employees based on their Compensation while an Active Participant during the Plan Year, and shall be payable to Eligible Employees who were actively employed by an Employer on December 31 of the applicable Plan Year, or who died, retired, or became disabled for purposes of the Plan during the Plan Year.

                To the extent practicable, the Employer Performance Contribution shall be paid to the Trustee by the end of the first quarter following the end of the Plan Year, but in no event later than the earlier of the time required for the filing of the Employer's federal income tax return for its fiscal year in which the applicable Plan Year ends or 12 months after the close of the Plan Year. Employer Performance Contributions shall be credited to the Participant's Employer Performance Contributions Account."

5. Section 5.1(b) of the Plan is hereby amended by deleting the second paragraph of that section and substituting in lieu thereof the following:

         "When starting participation in the Plan, the Participant must file an investment election in the manner prescribed by the Committee. The Before-Tax Contributions and any Employer Contributions made on behalf of a Participant who is automatically enrolled in the Plan pursuant to
         Section 3.1(b) shall be invested in the default investment option under the Plan. A Participant may change the investment election (whether elected or made by default) in the prescribed manner to be effective as of the first business day of a calendar quarter or other date prescribed by the Committee."

6. Section 7.4(a) of the Plan is hereby amended by deleting the last sentence of that section and adding the following sentence in lieu thereof:

         "No distribution from the Employer Matching Contributions Account or from the Employer Performance Contributions Account may be made pursuant to this section."

IN WITNESS WHEREOF, the Sponsor has caused this instrument to be executed on its behalf by its duly authorized officer as of the 18th day of August, 2004.

                                            PCS ADMINISTRATION (USA), INC.



                                            By: /s/ James H. Heppel
                                                ----------------------------
                                                James H. Heppel
                                                VP Human Resources